Exhibit 10.6

TERMINATION AND WAIVER AGREEMENT

THIS TERMINATION AND WAIVER AGREEMENT (this “Termination Agreement”) is made and entered into as of this 19th day of September, 2009 (the “Effective Date”) by and between HABERSHAM BANK (the “Bank”), and CALVIN R. WILBANKS, a resident of the State of Georgia (the “Director”).

Preamble:

WHEREAS, the Bank and Director are parties to that certain Director Supplemental Retirement Plan Agreement originally effective as of December 2, 1998, as amended by that certain 409A Amendment thereto (the “SERP Agreement”).

WHEREAS, the Bank and the Director are also parties to that certain Life Insurance Endorsement Method Split Dollar Plan Agreement dated as of December 2, 1998 (the “Split Dollar Agreement”) (collectively, the SERP Agreement and the Split Dollar Agreement are referred to herein as the “Agreements”).

WHEREAS, the original purpose of the Agreements was to provide the Director with an incentive to remain in the service of the Bank by providing the Director with the opportunity to receive supplemental retirement payments and death benefits in connection with certain qualifying events.

WHEREAS, the Bank is negatively affected by the current downturn in the financial services sector of the United States economy.

WHEREAS, the Bank is under regulatory scrutiny and is in the process of seeking alternatives to increase capital and reduce expenses for the purpose of enhancing its financial position and performance.

WHEREAS, the obligations represented by the Agreements are impairing the Bank’s ability to address its financial issues.

WHEREAS, pursuant to Subparagraph VII[C] of the SERP Agreement, with the Director’s consent, the Bank desires to terminate the SERP Agreement to cease the accrual of any new benefit obligations under the SERP Agreement and, in connection with the SERP Agreement’s termination, the Bank also desires to obtain the Director’s consent to waive completely the Director’s contractual rights to all of the benefit obligations accrued under the SERP Agreement prior to the effective date of the SERP Agreement’s termination so as to improve further the capital position of the Bank and to enhance the prospects of the Bank in the face of its current financial challenges.

WHEREAS, contrary to the termination provisions under Paragraph IX of the Split Dollar Agreement, the Bank desires to terminate the Split Dollar Agreement immediately, with the consent of the Director, and to obtain a waiver by the Director of the Director’s right to require an assignment of the policy or policies subject to the Split Dollar Agreement.

WHEREAS, the Director understands and acknowledges that the prospective termination of the Agreements and the waiver of accrued obligations and rights thereunder require the Director’s consent.

WHEREAS, the Director also understands and acknowledges that the Director’s agreement to waive completely the Director’s contractual rights to all of the benefit obligations and rights accrued under the Agreements prior to the effective date of the Agreements’ termination will enhance the Director’s prospects for continuing in the service of the Board of Directors of the Bank; will help preserve the value of any existing capital investment in the Bank that the Director may have; and will mitigate the potential for involving the Director in litigation should the Bank be unsuccessful in addressing its financial challenges.

NOW, THEREFORE, in consideration of the recitals set forth above and the mutual agreements set forth below, the parties hereto agree as follows:

Statement of Agreement:

1.             Termination.  The Director, on the Director’s own behalf and on behalf of the Director’s heirs and beneficiaries, hereby irrevocably consents to the Bank’s termination of the Agreements effective as of the Effective Date so that no new or additional benefits or rights shall accrue under the Agreements from and after the Effective Date.

2.             Waiver.  The Director, on the Director’s own behalf and on behalf of the Director’s heirs and beneficiaries, hereby irrevocably waives and renounces any and all of the Director’s rights, title, benefits, and interests in the Agreements to which the Director may be entitled by operation of law, private contract or otherwise and unconditionally and without qualification refuses to accept any such rights, title, benefits, and interests in the Agreement.

3.             Acknowledgements.  By entering into this Termination Agreement, the Director acknowledges and agrees that:

(a)           the prospective termination of the Agreements and the waiver of accrued obligations and rights thereunder require the consent of the Director;

(b)           in terminating the SERP Agreement pursuant to Subparagraph VII[C] thereof, by virtue of the waiver provided in Paragraph 2 above, the Bank has no obligation to distribute now, or at any time hereafter, to the Director or any other party any benefit obligations accrued under the Agreement from its inception through and including the effective date of such termination (or at any time thereafter);

(c)           in terminating the Split Dollar Agreement, by virtue of the waiver provided in Paragraph 2 above, the Bank has no obligation now, or at any time hereafter, to the Director or any other party to make an assignment of the policy or policies subject to the Split Dollar Agreement; and

(d)           the Bank shall have no obligations of any kind to the Director or any other party under the terms of the Agreements which survive its termination.

4.             Further Acknowledgements.  By entering into this Termination Agreement, the Director further acknowledges and agrees that:

(a)           the Director has entered into this Termination Agreement of the Director’s own free will without fear or coercion;

(b)           the Director has had an opportunity to review documents, consult with counsel and make inquiries of Bank representatives prior to entering into this Termination Agreement and that the Director understands the implications, economic and otherwise, of the decision to waive the Director’s rights to existing benefits and rights accrued under the Agreements; and

(c)           the consideration to be received by the Director as a result of entering into this Termination Agreement, as recited above in the Preamble to this Termination Agreement, is good and valuable consideration sufficient in kind and amount to support the waiver and release provided herein.

5.             Release.  The Director, on the Director’s own behalf and on behalf of the Director’s heirs and beneficiaries, hereby unconditionally and forever releases, acquits, and discharges the Bank, and the past, present and future subsidiaries and related companies, as well as the successors, assigns, officers, owners, directors, agents, representatives, attorneys and employees of any of the foregoing, from any and all liabilities, actions, causes of action, claims, demands, damages, costs and expenses (including, without limitation, attorneys’ fees and costs actually incurred) which may have arisen or which may hereafter arise from, on account of or in any way connected with the waiver provided herein.

6.             No Guarantee of Continued Services.   No portion of this Termination Agreement shall be construed as an obligation on the part of the Bank to continue the services of the Director by the Bank or any of its affiliates.

7.             Governing Laws.  This Termination Agreement shall be construed, administered and enforced according to the laws of the State of Georgia, to the extent not preempted by federal law.

8.             Successors.  This Termination Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and permitted assigns of the parties.

9.             Entire Agreement.  This Termination Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter.

10.           Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Termination Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

THE DIRECTOR ACKNOWLEDGES THAT THE DIRECTOR HAS BEEN ADVISED TO DISCUSS ALL ASPECTS OF THIS TERMINATION AGREEMENT WITH AN ATTORNEY OR ADVISOR OF THE DIRECTOR’S CHOICE.  THE DIRECTOR HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS TERMINATION AGREEMENT AND HAS KNOWINGLY AND VOLUNTARILY ENTERED INTO THIS TERMINATION AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Termination Agreement to be executed as of the date first indicated above.

HABERSHAM BANK

By:	/s/ David D. Stovall

Title:	Chief Executive Officer

DIRECTOR:

/s/ Calvin R. Wilbanks
Calvin R. Wilbanks